CONSULTING AGREEMENT

THIS AGREEMENT dated for reference December 1, 2004.

BETWEEN:

KARL CAHILL, of 7035 Charmant Drive, Suite #184, San Diego, CA 92122 (hereinafter called the "Consultant")

OF THE FIRST PART

AND:

INNEXUS BIOTECHNOLOGY INC., a corporation incorporated under the laws of British Columbia and having an office at 1400-400 Burrard Street, Vancouver, B.C. V6C 3G2 (hereinafter called the "Company")

OF THE SECOND PART

WHEREAS:

A.

The Company wishes to acquire and the Consultant wishes to supply the services described herein upon the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual premises and covenants contained in this Agreement, the parties hereto covenant and agree as follows:

Provision of Services

1.1

Subject to the terms of this Agreement, the Consultant shall provide to the Company the services listed in Schedule "A" hereto and all such other services as are necessarily incidental thereto that may be required by the Company (the "Services").

1.2

The Consultant shall use its best efforts to further the interests of the Company in providing the Services.

Changes in Service

The Company shall be entitled to order changes and/or deletions from the Services as set out in Schedule "A"" by giving written notice to the Consultant without invalidating this Agreement. The Consultant shall be deemed to have agreed to such changes and/or deletions and the Services to be provided hereunder shall be modified accordingly unless the Consultant objects in writing within five days of receipt of such notice.

3.

Remuneration of Consultant

 3.1

The Company shall pay the Consultant the sum of US$5,500 per month per month payable on the first day of each month during the term of this Agreement in consideration of the Consultant's performance of the Services as required by this Agreement. Subject to such restrictions and requirements as the Company may impose from time to time, the Company shall reimburse the Consultant for out-of-pocket expenses incurred in performance of the services upon receipt of such evidence of those expenses as the Company may reasonably require.

 3.2

The Consultant shall be entitled to receive incentive stock options entitling the holder to purchase 300,000 common shares of the Company at a price of C$0.55 per share for a term of twenty-four months, vesting quarterly over the first 12 months, subject to such further or other terms and conditions as may be acceptable to the TSX Venture Exchange and the Company and such other conditions as may be specified in Schedule "A" hereto.

Consultant Not Agent or Employee

 4.1

The Consultant shall not be an employee or agent of the Company and accordingly, neither shall purport to enter into any a contract or subcontract on behalf of the Company or otherwise purport to act on its behalf Nothing in this Agreement shall be deemed to require the Consultant to provide its services exclusively to the Company and the Consultant hereby acknowledges that the Company shall not be required to make any remittances or payments required of employers by statute on the Consultant's behalf and the Consultant shall not be entitled to the fringe benefits provided by the Company to its employees.

 4.2

The Company acknowledges that since the Consultant is an independent contractor and not an employee of the Company, the Consultant shall, except where expressly provided herein, have direction and control of the manner, methods, techniques and procedures used by its agents to perform the Services.

4.3

The Consultant acknowledges and agrees that, where all or a portion of the compensation includes incentive stock options the Consultant shall function as a dependant contactor of the Company and, in particular, shall provide the services set out herein on a continuing and regular basis for the minimum time per week set out in Schedule "A" and the Company shall have the same direction and control over the details and methods of work of the Consultant as if the Consultant were an employee of the Company for whom income tax deductions were made at source.

Facilities

5.1

The Consultant shall provide all the facilities (including office space, typing, document reproduction, computer programming and other clerical assistance) that may be required by the Consultant to perform the Services.

6.

Books and Records

6.1

The Consultant shall keep proper accounts and records of all expenditures made by it in connection with the Services, and of the time expended by it in performing the Services and all invoices, receipts and vouchers relating thereto.

Company's Obligations

7.1

The Company shall make available to the Consultant such information and data and shall permit the Consultant to have access to such documents or premises as are reasonably necessary to enable it to perform the Services.

8.

Confidentiality and Ownership of Work Product

8.1

All reports, documents, concepts, reports, financial records, products, technology, and processes together with any marketing schemes, business or financing contacts, or information pertaining to prospective acquisitions, joint ventures or business combinations or any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Consultant, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Consultant in the course of performing Services pursuant to this Agreement including, without limiting the generality of the foregoing, all inventions, discoveries, designs, concepts and results of reach and development (whether or not reduced to writing and whether or not patentable or protectable by copyright), financial or accounting information, analysis, projections, data (whether in electronic or other form), contact lists, and contract sheets, financing leads, sales material and marketing, financial or technical information pertaining to the Company's business (collectively, the "Work Product") shall belong exclusively to and shall be the sole property of the Company and the Company shall be entitled to all right, title and interest therein, and all profits, or benefits therefrom. No copies, summaries or other reproductions of any Work Product shall be made by the Consultant without the express permission of the Company and the Consultant shall, forthwith upon the Company's request, deliver to the Company all Work Product in the possession of or otherwise available to or under the control of the Consultant notwithstanding a termination of this Agreement.

 8.2

The Consultant shall not at any time either during the term of this Agreement or thereafter divulge to any person, firm or corporation, any information, documents or Work Product (other than information, documents or Work Product which the Company has authorized for public disclosure or which has previously been disclosed to the public) received by him during the course of its providing the Services to the Company with regard to the personal, financial or other affairs of the Company or any of it subsidiaries, or the Company's directors, officers and employees and all such information shall be kept confidential and shall not in any manner be revealed to anyone by the Consultant, except as may be required by law or otherwise permitted by the Company in writing.

 8.3

The Consultant shall comply, and shall take proper measures to cause all employees of the Consultant or other persons under its direction or control to comply, with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information, documents, and Work Product.

Duties of Consultant

9. 1

During the term of this Agreement, the Consultant shall devote such of its time, attention and abilities to the business of the Company as is reasonably necessary for the proper exercise of its duties pursuant to this Agreement. Nothing contained herein shall be deemed to require the Consultant to devote its exclusive time, attention and ability to the business of the Company.

9.2

During the term of this Agreement, the Consultant will:

(a)

at all times except when disabled by sickness or incapacity, faithfully and diligently perform his duties and use his best efforts to promote and advance the business of the Company;

(b)

devote such of his time, labour and attention to the business of the Company as is necessary for the proper exercise of the Consultant's duties hereunder and, except as otherwise provided herein, refrain from engaging in any business, venture, or other commercial or sales activities that in any way conflict with or detract from his ability to fulfill his duties in the manner contemplated in this paragraph; and

refrain from acting in any manner contrary to the interests of the Company or contrary to the duties of the Consultant as contemplated herein.

9.3

Without limiting the generality of the foregoing, the Consultant shall not during the term of this Agreement:

(a)

act in any manner contrary to the terms of this Agreement, or the best interests of the Company; or

(b)

take advantage for personal gain, either directly or indirectly, of a business opportunity, which opportunity arose because of the Consultant's relationship with the Company unless such opportunity is first presented to the Company and the Company expressly declines to take advantage of or pursue such opportunity and agrees in writing that the Consultant may take advantage thereof.

10.

Liability of Consultant

10.1

The Consultant shall indemnify and save the Company harmless from and against all costs, expenses, losses, damages and obligations it may suffer or incur as the result of the breach of any covenant or warranty made by the Consultant in this Agreement.

11.

Termination

11.1

The term of this Agreement shall be for 3 months and shall commence upon December 1, 2004 and unless terminated earlier pursuant to the provisions hereof, or unless renewed in writing by the parties shall expire on the 28th day of February, 2005.

11.2

This Agreement may be terminated prior to the completion of the Services as follows:

(a)

by either party upon 30 days' prior written notice; or

(b)

immediately upon the Company giving written notice to the Consultant of the occurrence of an Event of Default as defined in clause 11.4.

If either party fails to give any such notice, this Agreement shall continue in full force and effect.

11.3

Upon the termination of this Agreement, the Company shall, subject to its right to set off any damages or other amounts claimed by the Company from the Consultant, pay to the Consultant all amounts accruing hereunder up to and including the effective date of termination.

11.4

An Event of Default shall be deemed to occur if

(a)

the Consultant is in breach of any covenant, obligation or warranty hereunder and such breach continues for a period of seven (7) days after written notice thereof has been given to the Consultant; or

(b)

the Consultant becomes insolvent or unable to discharge its liabilities generally as they become due, makes an assignment for the benefit of its creditors, or is made subject to a petition or other proceedings in bankruptcy.

12.

Non-Assign ability

12.1

The Consultant shall not subcontract to any person, any right, duty or obligation hereunder without the prior written consent of the Company. This Agreement may not be assigned by either party without the prior written consent of the other party.

Co-operation with Other Parties

13.1

The Consultant shall co-operate with all other parties engaged or employed by the Company from time to time and shall coordinate its activities with the activities of such parties as and when requested by the Company.

14.

Force Majeure

14.1

Notwithstanding anything herein to the contrary, neither party hereto shall be deemed to be in default with respect to the performance of the terms, covenants and conditions of this Agreement if the same shall be due to any strike, lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, or acts of God.

15.

Notice

15.1

All notices, demands and payments required or permitted to be given hereunder shall be in writing and may be delivered personally, or sent by telegram or telex or other means of electronic communication providing a printed copy ("Electronic Communication") or may be forwarded by first class prepaid registered mail to the addresses set forth below. Any notice delivered or sent by Electronic Communication deemed to have been given and received at the time of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on expiration of 72 hours after it is posted, addressed to the Company or the Consultant at their respective addresses or telefax numbers set out above or such other address or addresses or telefax numbers as the parties may from time to time give notice of in writing; provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slow down or other labour dispute which may affect the delivery of such notice by the mails, then such notice shall be effective only if actually delivered.

16.

Entire Agreement

16.1

The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof

17.

Further Assurances

17.1

Each of the parties shall execute such other documents and instruments and shall do such other acts as may be necessary to implement and carry out the intent of this Agreement.

18.

Proper Law

18.1

The proper law of this Agreement is the law of British Columbia.

19.

Time of Essence

19.1

Time is of the essence of this Agreement.

20.

Waiver of Breach

20.1

The waiver by either the Company or the Consultant of a breach of any provisions of this Agreement by the other party to this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party.

21.

Regulatory Approval

21.1

This Agreement is subject to the approval of all regulatory authorities as may have jurisdiction (the "Regulatory Authorities").

IN WITNESS WHEREOF the parties have affixed their common seal hereto in the presence of their officers duly authorized for that purpose.

SIGNED, SEALED and DELIVERED by KARL CAHILL , in the presence of.

Name

“Karl Cahill”

Address

Occupation

The Common Seal of

INNEXUS BIOTECHNOLOGY, INC. was hereunto .,affixed in the presence of

“Stuart Rogers”

Authorized Signatory

SCHEDULE "A"
TO THE CONSULTING AGREEMENT DATED FOR REFERENCE DECEMBER 1, 2004
BETWEEN KARL CAHILL AND INNEXUS BIOTECHNOLOGY, INC.

DUTIES AND COMPENSATION

TERM OF AGREEMENT AND

3 Months commencing December I. 2004, part time, as required MINIMUM TIME for completion of duties

SERVICES AND DUTIES:

Duties:

1.

The Consultant shall.. in co-operation with such other persons as the Company may specify:

a)

consult with and advise the Company with respect to investor relations programs and corporate communications;

b)

introduce the Company to brokerage firms, securities dealers, consultants and other persons who may assist the Company in its financing efforts and business affairs where appropriate;

c)

maintaining a database, in both electronic and paper format, for shareholders, institutions, brokers and prospective investors who have been contacted by the Consultant with respect to the Company during the term of this Agreement. The consultant shall deliver to the Company, as from time to time, a copy of this database in both electronic and paper format, as requested by the Company:

d)

communicate results of efforts regularly with the designated Company representative;

3.

use all proper means in the Consultant's power to maintain and improve the Company's corporate connnunications and investor relations programs including, in particular. relationships with institutional investors, and to protect and further the interests of the Company.

COMPENSATION:

Monthly Compensation:

US $5,000 per month

Benefits

None

Other Benefits:

Incentive Stock Options – 300,000 shares at C$0.55 per share exerciseable for twenty four months, vesting in stages over 12 months from the date of issuance with ¼ of such options vesting every 3 months, in accordance with TSX Venture Exchange requirements with respect to options granted to investor relations personnel.

Such bonuses and other compensation as may be granted from time to time for locating financing and other activities beyond normal job duties on terms approved by the Directors and, where required, the TSX Venture Exchange.